Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Goldleaf Financial Solutions, Inc.

        We have audited the accompanying consolidated balance sheets of Goldleaf Financial Solutions, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldleaf Financial Solutions, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ERNST & YOUNG LLP

Atlanta, Georgia

March 30, 2009

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

(in thousands, except share data)

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,292	$2,648
Restricted cash	1,312	5,362
Trade accounts receivable, net	12,238	6,918
Inventory	1,159	237
Deferred income taxes	—	1,443
Investment in direct financing leases	1,755	1,736
Prepaids and other current assets	2,063	1,774

Total current assets	23,819	20,118

Property and equipment, net	4,313	3,661
Operating lease equipment, net	11	23
Software development costs, net	7,289	4,725
Deferred income taxes, net of current portion	—	2,537
Investment in direct financing leases, net of current portion	2,907	2,812
Intangibles and other assets, net	33,064	14,085
Goodwill	24,468	34,217

Total assets	$95,871	$82,178

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,298	$2,858
Accrued liabilities	4,969	1,997
Deferred revenue	13,946	4,925
Customer deposits	3,526	5,307
Capital lease obligations	403	414
Non-recourse lease notes payable	1,702	1,638
Current portion of long term debt	216	—
Other current liabilities	405	—

Total current liabilities	28,465	17,139

Revolving line of credit	37,500	10,000
Deferred revenue, net of current portion	480	949
Capital lease obligations, net of current portion	141	544
Non-recourse lease notes payable, net of current portion	2,583	2,428
Long term debt, net of current portion	289	—
Convertible notes payable	7,000	—
Other non-current liabilities	690	756
Deferred income taxes, net of current portion	3,527	—

Total liabilities	80,675	31,816

Commitments and contingencies
Stockholders' equity:
Common stock, no par value; 100,000,000 shares authorized; shares issued and outstanding, 19,168,784 and 17,279,315, respectively	—	—
Additional paid-in capital	73,402	69,764
Accumulated deficit	(58,206)	(19,402)

Total stockholders' equity	15,196	50,362

Total liabilities and stockholders' equity	$95,871	$82,178

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2008 and 2007

(in thousands, except per share data)

	2008	2007
Revenues:
Financial institution services	$69,320	$44,076
Retail inventory management services	7,702	8,205
Other products and services	4,551	4,388

Total revenues	81,573	56,669

Cost of Revenues:
Financial institution services	17,485	8,725
Retail inventory management services	881	896
Other products and services	2,494	2,751

Gross profit	60,713	44,297

Operating Expenses:
General and administrative	24,136	20,868
Selling and marketing	20,669	17,469
Research and development	6,920	2,282
Goodwill impairment	38,116	—
Amortization	4,808	2,368
Other operating expenses	1,635	39

Total operating expenses	96,284	43,026

Operating income (loss)	(35,571)	1,271
Interest expense, net	3,121	589

Income (loss) before income taxes	(38,692)	682
Income tax provision	112	1,258

Net loss	$(38,804)	$(576)

Loss per share:
Basic	$(2.03)	$(0.03)

Diluted	$(2.03)	$(0.03)

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2008 and 2007

(in thousands)

	Shares of Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance December 31, 2006	17,024	$68,080	$(18,826)	$49,254

Issuance of common stock in conjunction with acquisitions	242	1,418	—	1,418
Secondary offering expenses	—	(36)	—	(36)
Stock compensation expense	—	248	—	248
Exercise of stock options	13	54	—	54
Comprehensive income: 2007 net loss	—	—	(576)	(576)

Balance December 31, 2007	17,279	$69,764	$(19,402)	$50,362

Issuance of common stock in conjunction with acquisitions	1,889	2,638	—	2,638
Stock compensation expense	—	1,000	—	1,000
Comprehensive income: 2008 net loss	—	—	(38,804)	(38,804)

Balance December 31, 2008	19,168	$73,402	$(58,206)	$15,196

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2008 and 2007

(in thousands)

	2008	2007
Cash flows from operating activities:
Net loss	$(38,804)	$(576)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,310	4,503
Depreciation on operating lease equipment	12	27
Deferred income taxes	(266)	1,258
Amortization of debt issuance costs and discount	186	125
Stock compensation expense	1,000	248
Amortization of lease income and initial direct costs	(545)	(701)
Loss on write-down or disposal of property and equipment and software development costs	96	20
Deferred gain on land sale	(15)	(15)
Loss (gain) on sale of leased equipment	9	(63)
Unrealized loss on interest rate swap	405	—
Goodwill impairment	38,116	—
Loss on sale of core processing and WinTELLER assets	1,370	—
Changes in assets and liabilities:
Restricted cash and customer deposits	2,269	—
Trade accounts receivable	1,051	(107)
Inventory	(922)	195
Prepaids and other current assets	204	181
Other non-current assets	—	(170)
Accounts payable	(29)	(717)
Accrued liabilities	953	(1,483)
Deferred revenue	2,804	(161)
Other non-current liabilities	(93)	250

Net cash provided by operating activities	16,111	2,814

Cash flows from investing activities:
Acquisition of Alogent, net of cash acquired	(32,999)	—
Acquisition of businesses, net of cash acquired	(24)	(10,391)
Payment of DataTrade earn out	(2,173)	—
Proceeds from sale of assets	250	—
Change in restricted cash	—	2
Investment in direct financing leases	(554)	(930)
Lease receivables collected	976	3,440
Additions to property and equipment	(2,366)	(2,017)
Software development costs	(3,316)	(2,264)
Additions to intangibles and other assets	(492)	(26)
Proceeds from sale of property and equipment	18	—
Net proceeds from note receivables	—	39

Net cash used by investing activities	(40,680)	(12,147)

– continued –

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the years ended December 31, 2008 and 2007

(in thousands)

	2008	2007
Cash flows from financing activities:
Proceeds from line of credit	33,500	9,700
Payments on line of credit	(6,000)	(2,200)
Payments on capital lease obligation	(414)	(363)
Proceeds from non-recourse lease note payable	2,193	1,037
Payments of non-recourse lease note payable	(1,974)	(2,821)
Payment of long term debt	(92)	(150)
Proceeds from exercise of employee stock options	—	54
Expenses for secondary offering	—	(36)

Net cash provided by financing activities	27,213	5,221

Net change in cash and cash equivalents	2,644	(4,112)
Cash and cash equivalents at the beginning of year	2,648	6,760

Cash and cash equivalents at the end of year	$5,292	$2,648

Supplemental cash flow information:
Cash payments for income taxes	$327	$250

Cash payments of interest	$2,388	$678

Supplemental non-cash information:
Issuance of additional 242,425 common shares as purchase consideration in the Captiva Solutions, LLC acquisition	$—	$1,418

Issuance of additional 1,889,469 common shares as purchase consideration in the Alogent acquisition	$2,638	$—

Issuance of convertible note payable as purchase consideration in the Alogent acquisition	$7,000	$—

Purchase of software licenses through issuance of long term debt	$597	$—

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

        Goldleaf Financial Solutions, Inc. (the "Company" or "Goldleaf"), was incorporated under the laws of the state of Tennessee on December 26, 1990 for the purpose of marketing a solution to help financial institutions market and manage accounts receivable financing. Goldleaf operates primarily in the United States although it does have some international presence and its customers consist of financial institutions of various sizes.

        The Company owns three wholly owned subsidiaries, Towne Services, Inc. ("Towne"), Goldleaf Technologies, Inc. ("GTI"), and Goldleaf Enterprise Payments, Inc. ("GEP" or "Alogent"). Towne owns Forseon Corporation (d/b/a RMSA), Private Business Insurance, LLC ("Insurance") and KVI Capital, LLC ("KVI"). KVI was acquired in August 2005 and provided a leasing solution for financial institutions who wanted to offer a leasing option to their commercial customers. GTI was acquired in January 2006 and provided automated clearing house ("ACH") origination and processing services, remote capture processing services, and financial institution website design and hosting services. During 2007 the Company acquired the assets of Community Banking Systems, Ltd. ("CBS") and DataTrade, LLC to complement our existing core, data and imaging processing services. In January 2008, Goldleaf acquired Alogent adding deposit automation and back-office item processing solutions for Tier I and Tier II financial institutions. Tier I financial institutions are defined by Goldleaf as having greater than $50 billion in assets and Tier II financial institutions are defined by Goldleaf as having between $5 billion and $50 billion in assets. On December 31, 2008 we entered into an asset purchase agreement to sell all the assets comprising of Goldleaf's core processing product, WinTELLER product, and its outsourced processing center in Denver, Colorado in an effort to increase the organization's focus on leveraging its position in the payments technology sector.

Principles of Consolidation

        The consolidated financial statements include the accounts of Goldleaf Financial Solutions, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2008, the Company is exposed to credit risks related to its cash balances at financial institutions in excess of the limits of the Federal Deposit Insurance Corporation ("FDIC").

Restricted Cash

        The Company maintains a custodial cash account that is used for the processing and clearance of ACH transactions for some of its customers. The cash is restricted and offset by a customer deposit account included in current liabilities in the accompanying consolidated balance sheets as of December 31, 2008 and 2007.

Unbilled Accounts Receivable

        The Company invoices for certain revenues in arrears following the month in which the revenues were earned. Therefore, at each period-end, the Company includes unbilled accounts receivable in its trade accounts receivable balance in the accompanying consolidated balance sheets. As of December 31, 2008 and 2007, the Company's unbilled accounts receivable totaled approximately $0.6 million and $0.3 million, respectively.

Allowance for Doubtful Accounts

        The Company estimates its allowance for doubtful accounts on a case-by-case basis, considering the facts and circumstances surrounding each potentially uncollectible receivable. The Company does not require collateral to extend credit to customers. An allowance is also maintained for expected billing adjustments and for accounts that are not specifically reviewed that may become uncollectible in the future. Uncollectible receivables are written-off in the period management believes it has exhausted every effort to collect payment from the customer. The Company considers trade accounts receivables in excess of sixty days past due to be delinquent and thus subject to consideration for the allowance for doubtful accounts.

Inventory

        The Company maintains limited quantities of hardware equipment in stock related primarily to its remote deposit product. The Company also maintains small quantities of incidental inventory items related to other product lines. The Company values inventories at the lower of cost or market at each period, with cost determined by the first-in, first-out ("FIFO") costing method.

Property and Equipment

        Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight line method based on the estimated useful lives of the assets which consists of three years for purchased software, the shorter of the estimated useful life or the life of the lease for all leasehold improvements, and three to seven years for furniture and equipment. Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for renewals and betterments are capitalized. The Company evaluates the carrying value of property and equipment whenever events or circumstances indicate that the carrying value may have been impaired in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets , issued by the Financial Accounting Standards Board ("FASB"). As of December 31, 2008, the Company believes no impairment to long-lived assets existed.

        Operating lease equipment related to our leasing business is carried at cost and is depreciated to the individual equipment's net realizable value. Depreciation is calculated using the straight-line method over the shorter of the life of the lease or the estimated useful life of the equipment, typically five to seven years.

Software Development Costs

        Development costs incurred in the research and development of new software products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. After such time, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Capitalized software development costs are amortized on a straight-line basis over the estimated life of the product or enhancement, typically 2 to 7 years.

        Also, the Company capitalizes costs of internally used software when application development begins in accordance with Statement of Position ("SOP") No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, issued by the American Institute of Certified Public Accounts ("AICPA"). This is generally defined as the point when research and development have been completed, the project feasibility is established, and management has approved a development plan. Many of the costs capitalized for internally used software are related to upgrades or enhancements of existing systems. These costs are only capitalized if the development costs will result in specific additional functionality of the existing system, and are capitalized at the point that application development begins.

        Interest is capitalized under SFAS No. 34, Capitalization of Interest Costs using the weighted average interest rate on debt. Interest capitalization ends when the new product or enhancement is released.

Goodwill, Intangibles and Other Assets

        SFAS No. 142, Goodwill and Other Intangible Assets, addresses how intangible assets and goodwill should be accounted for after acquisition. Specifically, goodwill and intangible assets with indefinite useful lives are not amortized, but are subject to impairment tests based on their estimated fair value.

        Goodwill consists of the excess of purchase price over the fair value of the identifiable assets and liabilities acquired. Intangible and other assets include identified intangibles, such as non-compete agreements, customer lists, trade names and trademarks, and technology acquired in acquisitions. Also included in intangible and other assets are debt issuance costs that are amortized using the effective interest method over the respective terms of the financial institution loans. As of December 31, 2008 and 2007, the Company believes no impairment to the identifiable intangibles and other assets existed.

        On an annual basis, our goodwill is tested for impairment or when events and circumstances indicate an impairment may exist. In accordance with SFAS 142, we have determined that our reporting units are the reportable segments based on our organizational structure and the financial information that is provided to and reviewed by management. Our segments defined as reporting units include financial institution services ("FIS") and retail management services ("RMSA").

        Impairment testing of goodwill is performed in two steps. First, the carrying value of the reporting unit is compared to the estimated fair value of the reporting unit. Our step one goodwill impairment test involves the following activities to ascertain a potential goodwill impairment:

  •
  estimating the fair value of total invested capital of the reporting unit, which consists of the value of interest bearing debt plus equity; and

  •
  comparing the estimated fair value of equity (net of interest bearing debt) to the reporting unit's recorded book value.

To determine fair value in step one; we utilize approaches which focus on our ability to produce income and the estimated consideration which we would receive if there were to be a sale of the reporting units. Consideration is given to our discounted projected future cash flows, our market capitalization, and market multiples of comparable companies within the industry. If the carrying value is less than the fair value, no goodwill impairment is recorded. However, should the carrying amount for the reporting unit exceed its fair value, we then proceed to the second step of the goodwill impairment testing.

        The second step of the impairment test, used to measure the amount of impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of the goodwill, the impairment loss shall be recognized as an operating expense in an amount equal to that excess. Step two testing includes the following activities:

  •
  identifying and determining the fair value of the assets and liabilities of the reporting unit;

  •
  determining the fair value of the goodwill based upon the residual of the hypothetical purchase consideration determined in step one over the fair value of the subject assets; and

  •
  determining the magnitude of goodwill impairment based on a comparison of the fair value of the residual goodwill to its book value.

        Our annual impairment review requires extensive use of accounting judgment and financial estimates, including projections about our business, our financial performance, and the performance of the market and overall economy. Application of alternative assumptions and definitions could produce significantly different results. Because of the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change.

Revenue Recognition

The Company has the following primary sources of revenue:

  •
  Financial institution services includes software licenses, participation or per transactions fees, support and maintenance fees, leasing revenue and professional services.

  •
  Retail inventory management services includes fees and services.

  •
  Other products and services mainly includes hardware sales.

        The Company accounts for software revenues in accordance with SOP 97-2, Software Revenue Recognition. Further, the Company has adopted the provisions of SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions, which supersedes and clarifies certain provisions of SOP 97-2. The Company also follows guidance provided by the Emerging Issues Task Force EITF No. 00-3, Application of AICPA SOP 97-2, "Software Revenue Recognition," to Arrangements That Include the Right to Use Software Stored on another Entity's Hardware and EITF No. 00-21 Revenue Arrangements with Multiple Deliverables, and AICPA Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.

Financial Institution Services

  Software licenses

        The Company licenses software on a perpetual basis, which allows the licensees use of the software for the term of the agreement and each renewal period. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that vendor-specific objective evidence or VSOE has been established for each element undelivered.

  Participation or per transaction fees

        The Company charges various types of participation or per transactions fees for its various product offerings. Participation fees are charged in conjunction with the Company's lending solution software, BusinessManager®. Lending solutions allow our financial institution customer to finance their commercial customer's receivables. The participation fees are to be paid for all receivables financed by financial institutions. These fees are recognized as earned based on the volume of receivables purchased by customers.

        Our ACH and remote deposit agreements are typically automatically renewing agreements. We generate revenue from per transaction fees and user fees for each financial institution. Per transaction fees and user fees are recognized when the transaction occurs.

  Support and maintenance fees

        The Company's license agreements typically contain automatic renewal clauses for fees for post contract customer support, or PCS. PCS can cover customer training costs, marketing assistance, phone support, and any and all software enhancements and upgrades. The Company defers PCS and recognizes it over the term of the maintenance period, typically twelve months. The Company has established VSOE for its PCS services, therefore the portion of the up-front fee not attributable to PCS relates to the software license and possibly to all other services provided during the initial term of the agreement, including installation, training, and marketing services.

  Lease Accounting

        The Company is an equipment lessor. As such, the Company accounts for its leasing business in accordance with SFAS No. 13, Accounting for Leases ("SFAS 13"). SFAS 13 requires lessors to evaluate each lease transaction and determine whether it qualifies as a sales-type, direct financing, leveraged, or operating lease. The Company's leases fall into two of those catagories: direct financing and operating leases.

        The investment in direct financing leases consists of the sum of the minimum lease payments due during the remaining term of the lease and the unguaranteed residual value of the leased asset. The difference between the investment in direct financing leases and the cost of the leased asset is then recorded as unearned income. Unearned income is amortized to income over the lease term as to produce a constant periodic rate of return on the net investment in the lease.

        For leases classified as operating leases, lease payments are recorded as rent income during the period earned.

  Professional Services

        The Company offers consulting, customization, installation and training services to financial institutions, and these are recognized based on the fair value when the service is delivered.

        We also have professional service contracts where we implement software applications under contractual agreements with terms ranging from three months to two years. There are two types of contracts that we generate revenue from and they include fixed-price contracts and time and material contracts. Revenue from fixed price contracts is recognized using the percentage of completion method. Fixed price contracts use total hours incurred compared to total estimated hours to recognize revenue. Contract costs include all direct and certain indirect costs. Time and material contracts recognize revenue when services are performed. Losses on contracts are charged to the statement of operations when such losses are determined.

        The Company offers financial institution website design services as well as hosting and support services for the website once design is complete. The Company charges an up-front fee for the design services and charges a monthly website hosting and support fee each month of the contract, which is typically five years. Typically included in the monthly hosting and support fee is a limited amount of website maintenance hours each month. Any maintenance work exceeding the designated number of hours included in the monthly hosting fee and support is billed at an agreed upon hourly rate as the services are rendered. The Company accounts for the website design and hosting services in accordance with EITF No. 00-21 Revenue Arrangements with Multiple Deliverables. Monthly hosting and maintenance revenues are recognized on a monthly basis as earned.

        The Company offered core data and image processing services on an outsourced basis through our service bureau. Revenues from outsourced item and data processing are derived from monthly usage fees typically under multi-year contracts with our customers and are recorded as revenue in the month the services are performed. The core and image processing services were sold in December 2008.

Retail Inventory Management Services

        We generate retail inventory management services revenue from fees we charge to specialty retail stores primarily for providing inventory merchandising and forecasting information using proprietary software to process sales and inventory transactions.

        Retail planning services revenue is recognized when the services are performed.

Other Products and Services

        We generate revenues from scanner equipment and printer sales, charges for our deposit acquisition direct mail program, hardware used with our document imaging and report management products, sales of standard business forms used in our BusinessManager® solution and statement rendering and mailing.

Advertising Costs

        The Company expenses all advertising costs as incurred. Total advertising expense, which includes conventions and tradeshows, for December 31, 2008 and 2007, was $0.4 million and $0.6 million, respectively.

Foreign Currency Translation

        The Company accounts for service contracts denominated in foreign currency according to FASB No. 52 (as amended) Foreign Currency Translation ("SFAS 52"). SFAS 52 defines an entity's functional currency as the currency in the primary economic environment. Transaction gains or losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. SFAS 52 requires transaction gains or losses to be included in net income in the period the gain or loss occurs. The Company had foreign exchange rate losses of approximately $0.4 million for the year ended December 31, 2008. The Company has not utilized derivative instruments to manage foreign currency exchange rate risk.

Income Taxes

        The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. As of December 31, 2008, the Company believes that it is more likely than not that the Company will not be able to generate sufficient taxable income in future years in order to realize the deferred tax assets that are recorded, with certain exceptions. As such a valuation allowance of $4.7 million and $0.1 million has been provided against the Company's federal and state deferred tax assets as of December 31, 2008 and 2007, respectively.

        On January 1, 2007, the Company adopted the FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), which is an interpretation of SFAS No. 109, Accounting for Income Taxes . FIN 48 requires a company to evaluate all uncertain tax positions and assess whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Adoption of FIN 48 resulted in an accrual related to an uncertain tax position, which was previously accrued as a contingent liability; thus, there was no cumulative adjustment to retained earnings.

        The Company has elected to classify interest associated with uncertain tax positions as interest expense in the accompanying consolidated statements of operations. Additionally, penalties associated with uncertain tax positions will be classified as income tax expense in the accompanying consolidated statements of operations. There were no penalties and interest paid in the current year or accrued as of December 31, 2008 and 2007. These uncertain tax positions, if recognized, would not have an effect on the effective tax rate.

Concentration of Revenues

        The Company has a large percentage of its revenue generated from financial institutions. For 2008 and 2007 the percentages of financial institution revenue compared to total revenue was 85% and 78%, respectively.

Income or Loss Per Share

        The Company applies the provisions of SFAS No. 128, Earnings per Share, which establishes standards for both the computation and presentation of basic and diluted EPS on the face of the consolidated statements of operations. Basic income or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding during each year presented. Diluted income per common share is computed by dividing net loss by the weighted average number of common shares outstanding plus the dilutive effect of options and other common stock equivalents outstanding during the applicable periods. Options and other common stock equivalents are excluded from the calculation of diluted loss per common share to the extent that they are anti-dilutive.

Stock Based Compensation

        The Company adopted SFAS No. 123R, Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires the cost of employee services received in exchange for equity instruments awarded or liabilities incurred to be recognized in the financial statements. Under this method, compensation cost includes the portion vesting in the period for (1) all share-based payments granted prior to, but not vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (2) all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated using the Black-Scholes option pricing model.

        Under the Black-Scholes option-pricing model, the Company estimated volatility using its historical share price performance over the expected life of the option. Results of prior periods do not reflect any restated amounts, and the Company had no cumulative effect adjustment upon adoption of SFAS No. 123R under the modified prospective method. The Company's policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award. Additionally, the Company's policy is to issue new shares of common stock to satisfy stock option exercises or grants of restricted shares. The Company has determined that it has two pools of employees for the purpose of calculating the estimated compensation cost: executive officers' pool and non-executive officers' pool. These two pools properly segregate our employees that have similar historical exercise and forfeiture behavior.

Derivative Instruments

        The Company does not enter into derivatives or other financial instruments for trading or speculative purposes; however, in order to manage its exposure to interest rate risk from the Company's existing credit facility, on January 30, 2008 the Company entered into an interest rate swap (the "Swap") with a notional amount of $20.0 million, receiving a one month LIBOR interest rate while paying a fixed rate of 2.95% over the period beginning February 8, 2008 and ending November 30, 2009. The effect of the Swap is to lock the LIBOR component interest rate on $20.0 million of one-month floating rate LIBOR debt at 2.95%. As of December 31, 2008 the Swap had an estimated negative fair value equal to $405,000 as classified under other current liabilities in the consolidated balance sheets. We recorded a $405,000 unrealized loss for the year ended December 31, 2008 which was recorded as a increase to interest expense, net in the consolidated statements of operations, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). The estimated fair value of the Swap may rise and fall over the life of the Swap as market expectations of future floating LIBOR interest rates change in relation to the fixed rate of 2.95%.

Fair Value of Financial Instruments

        Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements ("SFAS 157"), as it applies to our financial instruments, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 ("SFAS 159").

        SFAS 157 defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. SFAS 159 permits companies to irrevocably choose to measure certain financial instruments and other items at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities.

        Under SFAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. SFAS 157 establishes a hierarchy in determining the fair value of an asset or liability. The fair value hierarchy has three levels of inputs, both observable and unobservable. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data. Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in our consolidated balance sheets, we have elected not to record any other assets or liabilities at fair value, as permitted by SFAS 159.

        The following table provides information on the assets and liabilities we measure at fair value on a recurring basis.

	Carrying amount in consolidated balance sheets		Fair value measurements using
		Fair value— December 31, 2008
			Level 1	Level 2	Level 3
Interest rate swap liability	$405	$405	$—	$405	$—

        We determined the fair value of the derivative instrument shown in the table above by using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows. The analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs.

        To meet the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company estimates the fair value of financial instruments. At December 31, 2008 and 2007, there were no material differences in the book values of the Company's financial instruments and their related fair values due to their short term nature. Financial instruments primarily consist of cash, accounts receivable, accounts payable and debt instruments.

Comprehensive Income (Loss)

        The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that the changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income (loss). The Company reports comprehensive income (loss) as a part of the consolidated statements of stockholders' equity.

Segment Disclosures

        The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the method that business enterprises report information about operating segments in annual and interim financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic area and major customers. The Company operates in two reportable segments, financial institution services and retail inventory management services. Note 21 of these consolidated financial statements discloses the Company's reportable segment results.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications

        Certain prior year amounts have been reclassified to conform to current year classifications.

Recent Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS 141(R)"), which replaces SFAS No. 141, Business Combinations. SFAS 141(R) generally retains the underlying concepts of SFAS 141 because it requires all business combinations to be accounted for at fair value under the acquisition method of accounting, but it changes how the acquisition method of accounting is applied in a number of significant aspects. Acquisition costs will be expensed as incurred; contingent consideration will be recorded at fair value on the date of acquisition; restructuring costs associated with a business combination will be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date will affect the income tax provision. SFAS 141(R) is effective on a prospective basis for all of the Company's business combinations with an acquisition date on or after January 1, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. Early adoption is not permitted.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 ("SFAS 160"). SFAS 160 is effective for our Company as of January 1, 2009. SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It requires that ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented within equity, but separate from the parent's equity, in the consolidated statement of financial position. It also requires that consolidated net income be reported including the amounts attributable to both the parent and the noncontrolling interest and that the amounts of consolidated net income attributable to the parent and to the noncontrolling interest be disclosed on the face of the consolidated statement of income. Based on the Company's initial analysis, SFAS No. 160 will not have a material effect on its consolidated financial statements.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (as amendment of FASB Statement No. 133) ("SFAS 161"), which requires enhanced disclosures for derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. SFAS 161 will become effective in 2009 and we are currently evaluating the impact of this standard on our consolidated financial statements.

        In April 2008, the FASB issued Staff Position No. FAS 142-3, The Determination of the Useful Life of Intangible Assets ("FAS 142-3"), which amends the factors that should be considered in developing renewal or extension assumptions used to determine useful life of a recognized intangible asset under FASB 142. The intent is to improve the consistency between the useful life of a recognized intangible asset under FASB 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), and other U.S. generally accepted accounting principles. FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and early adoption is prohibited. We are currently evaluating the impact of this standard on our consolidated financial statements.

2. ACQUISITIONS AND DISPOSITIONS OF ASSETS

Assets of Alogent

        On January 17, 2008, the Company completed an acquisition by merger of Alogent Corporation ("Alogent") for an aggregate purchase price of $43.7 million. The acquisition of Alogent broadened our product offerings, adding software licenses that provided remote capture, teller capture, image exchange and services associated with maintenance and support and implementation of these products. The price of our common stock issued to the former Alogent shareholders on the day of closing was $1.47 per share, which was the average closing price of our common stock over the 15 days ending on the day prior to the day of closing. For purchase price accounting reflected in the table below, the common shares were valued at $1.40 per share, calculated as the average closing price of the Company's shares for two days before and after the closing date. The operating results of Alogent are included with those of the Company beginning January 17, 2008 and are included in our financial institution services segment. The transaction was accounted for in accordance with SFAS No. 141, Business Combinations.

        The purchase price allocation is as follows (in thousands, except per share data):

Purchase price:
Cash	$33,060
Convertible notes payable	7,000
Common shares (1,889,469 shares values at $1.40 per share)	2,638
Direct acquisition costs	1,000

Total purchase price	$43,698

Value assigned to assets and liabilities:
Assets:
Cash	1,061
Accounts receivable and unbilled accounts receivable	6,545
Current deferred income tax assets	423
Prepaid and other current assets	543
Property and equipment	183
Non-current assets	5
Customer list (estimated life of ten years)	7,740
Acquired technology (estimated life of five years)	11,240
Trade names (indefinite life)	5,300
In process research and development (expensed)	448
Non-compete agreements (estimated life of three years)	680
Goodwill—non-deductible for taxes	24,684
Liabilities:
Accounts payable	(492)
Accrued liabilities	(2,009)
Deferred income tax liabilities	(6,711)
Deferred revenue	(5,942)

Total net assets	$43,698

        The following pro-forma results assume the inclusion of Alogent as if the acquisition was completed at the beginning of the period (in thousands, except per share data).

	For the years ended December 31,
	2008	2007
	pro forma combined	pro forma combined
Revenue	$82,878	$78,657

Net loss	$(38,515)	$(387)

Loss per share	$(2.02)	$(0.02)

Assets of DataTrade, LLC

        On May 1, 2007, the Company acquired certain operating assets and liabilities of DataTrade, LLC ("DataTrade"), a Missouri limited liability company, for total cash consideration of approximately $5.8 million, which was funded by the Company's revolving line of credit. In addition to the consideration at closing, the selling shareholders may be entitled to additional consideration or an earn out based on the financial performance of the acquired business during the next twenty-four months. In August 2008, Goldleaf paid $2.2 million of this earn out which added to the purchase price. This acquisition complements our existing product offering to community banks and their customers. The operating results of DataTrade are included with those of the Company beginning May 1, 2007. Pro forma financial results of DataTrade are not required due to the size of the transaction. The transaction was accounted for in accordance with SFAS No. 141, Business Combinations.

        The purchase price allocation is as follows (in thousands):

Purchase price:
Cash	$5,698
Earn out—paid August 2008	2,172
Direct acquisition costs	131

Total purchase price	$8,001

Value assigned to assets and liabilities:
Assets:
Accounts receivable and unbilled accounts receivable	$596
Deferred income tax assets	143
Prepaid and other current assets	13
Property and equipment	171
Customer list (estimated life of ten years)	950
Acquired technology (estimated life of five years)	720
Goodwill—tax deductible	5,966
Liabilities:
Accounts payable	(100)
Accrued liabilities	(83)
Deferred revenue	(375)

Total net assets	$8,001

Assets of Community Banking Systems, Ltd.

        On March 14, 2007, the Company executed an asset purchase agreement to acquire certain operating assets and liabilities from Community Banking Systems, Ltd. ("CBS"), in exchange for cash consideration of $4.8 million. This acquisition added in-house item and image processing services, document imaging and a payment exchange platform for correspondent financial institutions. In addition to the cash consideration at closing, the selling shareholders may be entitled to additional consideration based on the financial performance of the business during the next twenty four months. Simultaneous with the execution of the asset purchase agreement, the Company entered into two-year employment agreements with two of the principal officers of CBS. The operating results of CBS are included with those of the Company beginning March 14, 2007. Pro forma financial results of CBS are not required due to the size of the transaction. The transaction was accounted for in accordance with SFAS No. 141, Business Combinations.

        The purchase price allocation is as follows (in thousands):

Purchase price:
Cash	$4,650
Direct acquisition costs	136

Total purchase price	$4,786

Value assigned to assets and liabilities:
Assets:
Cash	$224
Accounts receivable and unbilled accounts receivable	275
Current deferred income tax assets	123
Prepaid and other current assets	15
Property and equipment	68
Customer list (estimated life of ten years)	504
Acquired technology (estimated life of five years)	1,040
Non-compete agreements (estimated life of three years)	170
Goodwill and unidentified intangibles—tax deductible	2,825
Liabilities:
Accounts payable	(115)
Accrued liabilities	(23)
Deferred revenue	(320)

Total net assets	$4,786

Sale of core processing and WinTELLER

        On December 31, 2008, the Company entered into an asset purchase agreement with Integrated Bank Technology, Inc. ("IBT") to sell substantially all of the assets comprising Goldleaf's business related to its core processing product, its WinTELLER product, its outsourced item processing center located in Denver, Colorado, and certain other assets. The core processing and WinTeller products were product lines within the Company's product offering to generate financial institution services revenue. The assets related to core and WinTELLER are not components of an entity as defined in SFAS 144: Accounting for the Impairment or Disposal of Long-Lived Assets, therefore the loss recognized on this group of assets has been included in operating income under the caption other operating expenses.

        In addition to the cash consideration received at closing, Goldleaf may be entitled to additional consideration based on the future gross revenues of the business in the next four years ending December 31, 2012.

        The loss consists of the following for the year ended December 31, 2008 (in thousands):

Sale price:
Cash received	$250
Less value assigned to assets and liabilities:
Assets:
Accounts receivable	(183)
Prepaid and other current assets	(40)
Property and equipment	(376)
Intangibles and other non-current assets	(1,186)
Liabilities:
Accounts payable and accrued liabilities	13
Deferred revenue	124
Other non-current liabilities	28

Loss on sale of assets (pre-tax)	$(1,370)

3. TRADE ACCOUNTS RECEIVABLE

        Trade accounts receivable is as follows as of December 31, (in thousands):

	2008	2007
Trade accounts receivable	$12,799	$7,522
Allowance for doubtful accounts	(561)	(604)

Trade accounts receivable, net	$12,238	$6,918

4. NET INVESTMENT IN DIRECT FINANCING LEASES

        The following lists the components of the net investment in direct financing leases as of December 31, respectively (in thousands):

	2008	2007
Total minimum lease payments to be received	$4,882	$4,695
Less: allowance for uncollectibles	—	—

Net minimum lease payments receivable	$4,882	$4,695
Plus: unguaranteed estimated residual values of leased property	341	559
Plus: initial direct costs	73	67
Plus: leases in process	81	54
Less: unearned income	(715)	(827)

Net investment in direct financing leases	$4,662	$4,548

        All leased assets are pledged as security against the non-recourse lease notes payable discussed in Note 13.

        At December 31, 2008, minimum lease payments for each of the next five years are as follows (in thousands):

2009	$1,938
2010	1,308
2011	895
2012	501
2013	230
Thereafter	10

Total minimum lease payments to be received	$4,882

5. PROPERTY AND EQUIPMENT

        Property and equipment as of December 31, are classified as follows (in thousands):

	2008	2007
Purchased software	$5,772	$5,123
Leasehold improvements	1,563	761
Furniture and equipment	8,752	8,875

	$16,087	$14,759
Less: accumulated depreciation and amortization	(11,774)	(11,098)

Property and equipment, net	$4,313	$3,661

        Depreciation expense was approximately $2.0 million and $1.8 million, for the years ended December 31, 2008 and 2007, respectively. The portion of depreciation expense above included in cost of revenues totaled $371,000 and $362,000 for the years ended December 31, 2008 and 2007, respectively.

        Depreciation expense related to property and equipment subject to capital lease arrangements totaled $361,000 and $366,000, for the years ended December 31, 2008 and 2007, respectively.

6. OPERATING LEASE PROPERTY

        The following schedule provides an analysis of the Company's investment in property for our leasing business leased under operating leases by major classes as follows (in thousands):

	2008	2007
Copiers	$86	$76
Less: accumulated depreciation	(75)	(53)

Net property on operating leases	$11	$23

        The following is a schedule by years of minimum future rentals on noncancelable operating leases as of December 31, 2008:

2009	$9
2010 and thereafter

$9

        Depreciation expense on operating lease property was $12,000 and $27,000 for the years ended December 31, 2008 and 2007, respectively.

7. SOFTWARE DEVELOPMENT COSTS

        Software development costs as of December 31, consisted of the following (in thousands):

	2008	2007
Software development costs	$11,340	$10,362
Less: accumulated amortization	(4,051)	(5,637)

	$7,289	$4,725

Total interest expense related to the line of credit	$2,172	$596

Interest expense capitalized	$270	$229

Amortization expense	$753	$244

        In 2008, the Company wrote off $2.1 million in accumulated amortization related to software that was no longer being used by the Company along with $262,000 related to the sale of core and WinTELLER assets.

8. INTANGIBLE AND OTHER ASSETS

        Intangible assets, as of December 31, 2008, consisted of the following (in thousands):

	Cost	Accumulated Amortization	Net
Debt issuance costs	$795	$587	$208
Non-compete agreements	3,205	1,708	1,497
Customer lists	12,720	2,963	9,757
Acquired technology	16,003	3,918	12,085
Trade names, indefinite life	9,160	—	9,160
Other, net	989	632	357

	$42,872	$9,808	$33,064

        Intangible assets, as of December 31, 2007, consisted of the following (in thousands):

	Cost	Accumulated Amortization	Net
Debt issuance costs	$641	$401	$240
Non-compete agreements	3,540	1,695	1,845
Customer lists	6,483	2,161	4,322
Acquired technology	5,368	1,888	3,480
Trade names, indefinite life	3,860	—	3,860
Other, net	652	314	338

	$20,544	$6,459	$14,085

        Amortization expense of identified intangible assets during the years ended December 31, 2008 and 2007 was approximately $5.6 million, of which $0.8 million is included in research and development, and $2.3 million, respectively.

        The estimated amortization expense of intangible assets during the next five years is as follows (in thousands):

2009	$4,086
2010	3,678
2011	3,427
2012	3,141
2013	2,761
Thereafter	5,718

$22,811

        Intangibles that are not included in the estimated amortization for future years include a $0.9 million non-compete agreement, $9.2 million in trade names which have an indefinite life, and $0.2 million of other assets which mainly consist of deposits and capitalized web development.

9. GOODWILL

        Goodwill relates to the excess of cost over the fair value of net assets resulting from an acquisition. On an annual basis, our goodwill is tested for impairment or when events and circumstances indicate an impairment may exist. In accordance with SFAS 142, Goodwill and Other Intangible Assets, we have determined that our reporting units are the reportable segments based on our organizational structure and the financial information that is provided to and reviewed by management. Our segments, defined as reporting units, include financial institution services ("FIS") and retail inventory management services ("RMSA").

        Impairment testing is a two step process. For purposes of step one, to determine our fair value we utilized approaches that focused on our ability to produce income (the "Income Approach") utilizing a discounted cash flow methodology and our estimated consideration which we would receive if there were a sale of reporting units (the "Market Approach"). The key assumptions utilized in the determination of fair value in step one of the testing included:

  •
  A forecast of operating results for 2009 through 2013 including projected revenues, operating expenses, projected margins, and income taxes. Given the economic decline and uncertainties in the global economy, we assumed no significant revenue growth.

  •
  Forecasts of working capital and capital expenditure requirements to support our revenue growth. These assumptions were based on historical requirements. Our forecasts assumed we would make some investments to support our innovations but also stayed consistent with our cost cutting efforts.

  •
  The per-share price of our common stock and our overall market capitalization was considered in the fair value analysis along with a control premium and an estimate of the fair value of any liabilities outstanding.

  •
  For the FIS reporting unit, we relied upon a weighted average of the enterprise value conclusions reached by the discounted cash flow method (40%), internal market pricing method (40%), and publicly traded guideline company method (20%). The publicly traded guideline company method was given less weighting due to size and operational differences between Goldleaf and the public peer group.

  •
  For the RMSA reporting unit, we weighted the discounted cash flow method (50%) and the internal market pricing method (50%). We assumed the absence of a meaningful sample of publicly traded companies for the RMSA reporting unit which led to our exclusion of this appraisal methodology.

        As of December 31, 2007 we concluded the estimated fair value of our reporting units was greater than the carrying value so no impairment was recorded. As of December 31, 2008 we concluded that in step one the carrying value exceeded the estimated fair value of each reporting unit as a result of increased weighted cost of capital estimates, market pricing multiple declines, and general economic downturns.

        For purposes of step two, we included estimations of the fair value of the financial institution and retail management assets and liabilities, including previously unrecognized intangible assets. In our step two analysis, we utilized multiple appraisal methodologies depending on the specific identifiable intangible asset that was selected. Specifically, the multi-period excess earnings method (an income-based approach) was utilized to value the FIS and RMSA reporting unit's customer relationships. The relief from royalty method (a hybrid income-based and market-based approach) was utilized to value the FIS reporting unit's trademarks and trade names and internally developed technology and software. The discounted cash flow method (an income-based approach) was selected as the appraisal methodology for valuing the subject non-compete agreements. As a result of step two we concluded that goodwill exceeded the allocated fair value and we recorded impairment charges of $36.5 million and $1.6 million for our financial institution segment and our retail management segment, respectively, for the year ended December 31, 2008.

        The weighted average cost of capital used for the FIS and RMSA reporting unit was 18.9% and 19.9%, respectively.

        Our annual impairment review requires extensive use of accounting judgment and financial estimates, including projections about our business, our financial performance and the performance of the market and overall economy. Application of alternative assumptions and definitions could produce significantly different results. Because of the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change.

        The changes in the carrying amount of goodwill for 2008 and 2007 are as follows (in thousands):

	2008	2007
Balance as of January 1,	$34,217	$26,477
Financial institution services:
Goodwill related to 2008 Alogent acquisition	24,684	—
Goodwill related to 2007 acquisitions	2,173	6,619
Goodwill related to 2006 acquisitions	1,486	—
Goodwill related to additional contingently issuable shares issued for 2005 acquisition of Captiva	—	1,418
Impairment of goodwill	(36,492)	—
Other changes	24	(297)
Retail management services:
Impairment of goodwill	(1,624)	—

Balance as of December 31,	$24,468	$34,217

10. ACCRUED LIABILITIES

        Accrued liabilities as of December 31, consist of the following (in thousands):

	2008	2007
Employee bonuses	$1,373	$445
Commissions	896	464
Accrued severance costs	115	272
Interest	492	81
Royalties	410	—
Hardware	334	—
Consulting	492	—
Sales tax and property tax accruals	229	252
Legal and accounting	226	143
Other	402	340

Total accrued liabilities	$4,969	$1,997

        Employee bonuses in 2008 of $1.373 million, includes $0.6 million of contractually obligated payouts to Alogent employees.

11. REVOLVING LINE OF CREDIT AND LONG TERM DEBT

        The Company is party to a Second Amended and Restated Credit Agreement with Bank of America, N.A., Wachovia Bank, N.A., and The People's Bank of Winder, dated November 30, 2006, which was amended on January 17, 2008, December 24, 2008, and February 18, 2009.

        The December 24, 2008 amendment extended the maturity date of the line of credit to January 15, 2010.

        The material terms of the syndicated credit facility are as follows:

  •
  the revolving loan commitment is $45.0 million;

  •
  the limit on annual capital expenditures is $7.0 million;

  •
  two additional applicable interest rates are included in the pricing grid, with a minimum level of LIBOR plus 1.375%, and maximum level of LIBOR plus 3% (or base rate plus 0.50%), determined by the funded debt to EBITDA ratio (as defined); the rate used is at the option of the Company;

  •
  the funded debt to EBITDA ratio (as defined) is 3.5 changing to 3.0 in 2009;

  •
  the senior funded debt to EBITDA ratio (as defined) is 3.0; and

  •
  the Company is to maintain a fixed charge coverage ratio (as defined) of not less than 2:1.

        We borrowed $32.0 million against the line of credit to fund the Alogent acquisition in January 2008. As of December 31, 2008 and 2007 we owed $37.5 million and $10.0 million, respectively on the revolving line of credit. As of December 31, 2008 and 2007, we were in compliance with all restrictive financial and non-financial covenants contained in the second amended and restated credit agreement. At December 31, 2008, we had eligible capacity as defined to borrow $7.5 million under the second amended and restated credit agreement.

        On February 18, 2009, we amended the definition of EBITDA for the purposes of the Credit Agreement so that the first sentence of the definition was deleted in its entirety and replaced by the following text:

    "EBITDA" means, with respect to any Person for any period, on a consolidated basis the sum of (a) net income available to common stockholders plus (b) to the extent deducted in arriving at net income, the sum of: (i) preferred stock dividends paid and preferred stock deemed distributions, (ii) income tax expense (less income tax benefit), (iii) interest expense, (iv) depreciation and amortization, (v) annual maintenance fees that will be required to be excluded from deferred revenue and the profit and loss statement in accordance with GAAP purchase accounting rules and (vi) any non-cash charges and expenses, including goodwill impairment charges, minus (c) to the extent included in arriving at net income, any (i) non-cash gains and (ii) gains as a result of payments in connection with the sale of the core data processing and teller system business disposed of by Borrower including, without limitation, earn out payments; provided, however, for calculation periods ending on or after December 31, 2008, to the extent otherwise included for such calculation period, EBITDA shall not include EBITDA from the core data processing and teller system business disposed of by Borrower.

        The Company entered into an installment payment agreement on March 21, 2008 for $462,000 for the purchase of internal use software licenses having a 36 month term and a 3.037% annual interest rate. The Company added to this agreement $135,000 in September 2008 for the purchase of additional software licenses. The following is a schedule of principal payments over the next five years (in thousands) for long term debt:

2009	$216
2010	219
2011	70

$505

        The Company executed convertible notes of $7.0 million delivered to the Alogent shareholders on January 17, 2008, having a 24 month term and a 7.0% annual interest rate payable quarterly in arrears. The principal under the notes is convertible, at the option of the holder, into shares of our common stock at a conversion price of $4.50 per share.

12. CAPITAL LEASE OBLIGATIONS

        The Company has capital lease agreements for certain computer equipment, office equipment, and software. The leases are due in monthly installments through May 2010. Lease payments are collateralized by the leased property and bear interest at rates ranging from 3.62% to 9.75%. At December 31, 2008 and 2007, property and equipment included assets under capital leases of $1.8 million. As of December 31, 2008 and 2007, accumulated depreciation related to leased assets totaled $1.4 million and $1.0 million, respectively. As of December 31, 2008, the future maturities of the Company's capital lease obligations are as follows (in thousands):

2008
2009	$430
2010	143
2011 and thereafter	—

Total minimum lease payments	573
Less: amounts representing interest	(29)

Present value of minimum lease payments	544
Less: current portion	(403)

Long-term portion of capital lease obligation	$141

13. NON-RECOURSE LEASE NOTES PAYABLE

        As part of the leasing business included in financial institution services, the Company borrows funds from its community bank partners on a non-recourse basis in order to acquire the equipment to be leased. In the event of a lease default, the Company is not obligated to continue to pay on the non-recourse note payable associated with that particular lease. At December 31, 2008 and 2007, non-recourse lease notes payable consisted of the following (in thousands):

	2008	2007
Non-recourse lease notes payable	$4,285	$4,066
Less: current portion of non-recourse lease notes payable	(1,702)	(1,638)

Non-recourse lease notes payable, net of current portion	$2,583	$2,428

        Interest and principal are primarily due monthly with interest rates ranging from 4% to 11%.

        The following is the scheduled non-recourse notes payable principal payments over the next five years as of December 31, 2008 (in thousands):

2009	$1,702
2010	1,120
2011	761
2012	481
2013	216
Thereafter	5

$4,285

14. INCOME TAXES

        Income tax provision consisted of the following for the years ended December 31, (in thousands):

	2008	2007
Current income tax expense	$378	$—
Deferred tax (benefit) expense	(266)	1,258

Income tax provision, net	$112	$1,258

        A reconciliation of the tax provision from the U.S. federal statutory rate to the effective rate for the years ended December 31, is as follows (in thousands):

	2008	2007
Tax expense (benefit) at U.S. federal statutory rate of 34%	$(13,155)	$232
State tax expense (benefit), net of reduction to federal taxes	(1,741)	31
Foreign tax expense	102	—
Stock compensation—incentive stock options	219	473
Accrual for uncertain tax positions	—	210
Valuation allowance	4,595	101
Goodwill impairment	10,139	—
Expenses not deductible	106	49
Other	(153)	162

Income tax provision, net	$112	$1,258

        Effective January 1, 2007, the Company adopted the provisions of FIN 48. As of December 31, 2008 and 2007, the Company's accrual for uncertain tax positions totaled $528,000. During 2008, the Company identified no new uncertain tax positions, therefore, the Company did not accrue any additional amounts for uncertain tax positions as of December 31, 2008. The Company has elected to classify interest associated with uncertain tax positions as interest expense in the accompanying consolidated statements of operations. Additionally, penalties associated with uncertain tax positions will be classified as income tax expense in the accompanying consolidated statements of operations. There were no penalties and interest paid in the current year or accrued as of December 31, 2008 and 2007. The amount of unrecognized tax benefit that if recognized, would affect the Company's tax rate totaled $222,000 at December 31, 2008.

        A reconciliation of the beginning and ending liability for uncertain tax positions (net of indirect benefits) is as follows (in thousands):

	2008	2007
Balance as of January 1,	$528	$368
Additions based on tax positions related to the current year	—	217
Reductions for tax positions related to the current year	—	(57)

Balance as of December 31,	$528	$528

        Significant components of the Company's deferred income tax assets and liabilities, using an average tax rate of 38.5% at December 31 2008 and 2007, are as follows (in thousands):

	2008	2007
Current assets (liabilities):
Deferred revenue	$27	$1,216
Allowances on assets	222	178
Net operating loss carryforwards	—	378
Valuation allowance	(124)	—
Prepaid and accrued expenses	(125)	(329)

Deferred income tax assets, current	—	1,443

Non-current assets (liabilities):
Deferred revenue	158	366
Software development costs	(2,802)	(2,189)
Net operating loss carryforwards, net of current portion	13,247	5,823
Stock compensation—nonqualified options	1,061	895
Depreciation and amortization	(7,706)	(2,929)
Indefinite life intangibles	(3,527)	—
Valuation allowance	(4,572)	(101)
Tax credit carryovers	472	—
Other	142	672

Deferred income tax assets (liabilities), non-current	(3,527)	2,537

Total net deferred income tax assets (liabilities)	$(3,527)	$3,980

        As a result of the acquisition of Alogent, we recorded a net deferred tax liability of $6.3 million.

        The Company has gross net operating loss ("NOL") carry forwards of approximately $64.9 million available as of December 31, 2008 for both federal and state tax purposes. Of this total, $37.2 million was acquired during the Towne merger and $6.5 million was acquired during the Alogent acquisition. At the time of the mergers, an analysis was performed to assess the realizability of these NOLs due to Section 382 of the U.S. tax code. The results of this analysis concluded that the likelihood of ever being able to utilize the majority of the NOLs was remote; therefore, a valuation allowance has been recorded against certain of the Company's federal and state NOL deferred tax assets at December 31, 2008.

        We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal tax examinations for any returns before 2005. State jurisdictions that remain subject to examination range from 2002 to 2008.

15. EMPLOYEE STOCK OPTION PLANS

        The Company has three active stock option plans: the 1999 Stock Option Plan, the 2004 Equity Incentive Plan, and the 2005 Long-Term Equity Incentive Plan. Options under these plans include non-qualified and incentive stock options and are issued to officers, key employees and directors of the Company. The Company has reserved 2,780,870 new shares of common stock for these plans under which the options are granted at a minimum of 100% of the fair market value of common stock on the date of the grant, expire 10 years from the date of the grant and are exercisable at various times determined by the Board of Directors. The Company also has approximately 169,696 shares of common stock reserved for the issuance of options under four plans associated with a prior acquisition. The Company also made grants of options pursuant to written agreements in 1994 and 88,511 shares are still outstanding. The Company applies SFAS No. 123R in accounting for its options in 2008, 2007 and 2006 and applied APB No. 25 in accounting for its options in 2005 and accordingly, no compensation cost was recognized in 2005.

        As indicated in Note 1, the Company adopted SFAS 123R on January 1, 2006. Compensation expense of $1.0 million and $0.2 million was recognized for the years ended December 31, 2008 and 2007, respectively. Stock compensation expense, before income tax effect, is reflected in general and administrative expense in the accompanying consolidated statement of operations.

        The fair value of each option award is estimated, on the date of grant using the Black-Scholes option pricing model, which incorporates ranges of assumptions for inputs as shown in the following table:

  •
  The expected volatility is estimated based on the historical volatility of the Company's stock over the contractual life of the options and the Company's expectations regarding stock volatility in the future.

  •
  The expected life of options granted is derived from historical Company experience and represents the period of time the options are expected to be outstanding.

  •
  The Company uses historical data to estimate option exercise and employee termination behavior within the valuation model.

  •
  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option.

	Year ended December 31,
	2008	2007
Dividend yield range	0.0%	0.0%
Expected volatility	58%	58%
Risk-free interest rate range	2.87% - 3.34%	4.32% - 4.68%
Expected term (in years)	6.2 years	6.2 years

        As of December 31, 2008, there was $1.8 million of total forfeiture adjusted unrecognized compensation cost related to unvested share-based compensation arrangements. We expected to recognize this cost over a weighted-average period of 2.4 years.

        Below is a summary of the Company's option activity as of December 31, 2008 and 2007:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life	Intrinsic Value
Balance at December 31, 2006	1,426,189	$8.65
Granted	871,000	5.00
Exercised	(12,943)	4.14
Forfeited and expired	(431,107)	6.39

Balance at December 31, 2007	1,853,139	$7.50	8.17	$—
Granted	862,500	2.32
Exercised	—	—
Forfeited and expired	(113,701)	20.75

Balance at December 31, 2008	$2,601,938	$5.20	7.89	$—

Balance exercisable at December 31, 2008	1,306,751	$6.93	6.81	$—

        The weighted-average grant date fair value of options granted during the years ended December 31, 2008, 2007 was $1.33 and $2.99, respectively. The total fair value of stock options that vested during the years ended December 31, 2008 and 2007 was approximately $759,000 and $1,600, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2008 and 2007 was $0 and $24,900, respectively.

        We granted 90,000 shares of restricted stock options all of which are unvested for the year ended December 31, 2008 and the weighted average grant date fair value was $1.75.

16. LOSS PER SHARE

        Basic income or loss per share is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted income per share is computed by dividing net loss available to common stockholders by the weighted average number of dilutive common and common equivalent shares outstanding during the fiscal year, which includes the additional dilution related to conversion of preferred stock, common stock warrants and stock options as computed under the treasury stock method.

        The following table is a reconciliation of the Company's basic and diluted loss per share in accordance with SFAS No. 128 (in thousands, except per share data):

	2008	2007
Net loss available to common stockholders	$(38,804)	$(576)

Basic loss per share:
Weighted average common shares outstanding	19,081	17,276

Basic loss per share	$(2.03)	$(0.03)

Diluted loss per share:
Weighted average common shares outstanding	19,081	17,276
Dilutive common share equivalents	—	—

Total diluted shares outstanding	19,081	17,276

Diluted loss per share	$(2.03)	$(0.03)

        All employee stock options, contingently issuable common shares, warrants and preferred shares were excluded from diluted loss per share for the years ended December 31, 2008 and 2007 as the effect would be anti-dilutive.

        In connection with the Company's acquisition of Alogent, former Alogent shareholders received 1,889,469 shares of common stock with an aggregate market value of $2.8 million, based on the price of our common stock on the day of closing which was $1.47 per share.

17. COMMITMENTS AND CONTINGENCIES

        The Company leases automobiles and office space and equipment under various operating lease agreements. Rent expense for the years ended December 31, 2008, 2007 totaled approximately $2.9 million and $2.5 million, respectively, and is included in general and administrative expense in the consolidated statements of operations.

        As of December 31, 2008, the future minimum lease payments relating to operating lease obligations are as follows (in thousands):

2009	$2,451
2010	1,509
2011	779
2012	484
2013	423
Thereafter	—

$5,646

        The future minimum lease payments will be offset for the years ended December 31, 2009 and 2010 by $129,000 and $114,000, respectively, under noncancelable subleases.

Legal Proceedings

        We are not currently a party to, and none of our material properties is currently subject to, any material litigation other than routine litigation incidental to our business.

Employment Agreements

        The Company has entered into employment agreements, severance agreements and change of control agreements with certain executive officers and employees of the Company, most of which the Company acquired through its acquisition of GTI, CBS and Alogent. These agreements provide for compensation to the individuals in the form of annual base salaries and, occasionally, bonuses. As of December 31, 2008, the Company had nine employment agreements, four severance agreements, and seven change of control agreements. The employment agreements provide for severance benefits, ranging up to 24 months, upon the occurrence of certain events, including a change in control, as defined in the individual agreements. The severance agreements provide for severance benefits ranging from two to six months, depending on the circumstances under which the employee separates from the Company. The change in control agreements provide for severance benefits ranging from six to 12 months if the individual's employment terminates following a change of control. As of March 31, 2009, the number of employment agreements between the Company and its employees had decreased to six.

Earn out Agreements

        In our May 2007 asset purchase agreement with Data Trade, we agreed to a twenty-four month earn out following the acquisition date based on EBITDA targets. In 2008 we paid $2.2 million of this earn out liability for the first twelve months of the earn out period. The shareholders may be entitled to additional payments under this agreement, if earned, based on the financial performance of the acquired business during the remaining twelve-month period ending April 30, 2009. The second payment if earned would be due on August 15, 2009.

18. EMPLOYEE BENEFIT PLANS

        The Company has an employee savings plan, the Goldleaf Financial Solutions, Inc. 401(k) Retirement Plan (the "Plan"), which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. As of December 31, 2007 the Company matched contributions by employees up to a maximum of $1,000 per employee. In 2008, the Company matched contributions by employees up to a maximum of $1,250 per employee. Employees are eligible for participation in the plan upon hire and are eligible for matching contributions immediately following one year of service. Total contributions made by the Company to the Plan for the years ended December 31, 2008 and 2007 were $0.4 million and $0.2 million, respectively, and are included in operating expenses in the consolidated statements of income.

19. RELATED PARTY TRANSACTIONS

        In conjunction with the acquisition of GTI discussed in Note 1, the Company issued two notes payable to the former President of GTI, as a portion of the consideration paid to him for executing an employment agreement with the Company. The notes had original principal balances of $850,000 (due June 15, 2006) and $150,000 (due April 30, 2007), were unsecured and carried interest at the prime rate as published in The Wall Street Journal (8.25% at April 30, 2007). On June 15, 2006, $350,000 of the $850,000 note was paid and the remaining $500,000 was paid on July 15, 2006. The remaining $150,000 was paid to the former President of GTI on April 30, 2007. These notes were included as a component of the GTI purchase price.

        The Company executed convertible notes of $7.0 million delivered to the Alogent shareholders on January 17, 2008, having a 24 month term and a 7.0% annual interest rate payable quarterly in arrears. The principal under the notes is convertible, at the option of the holder, into shares of our common stock at a conversion price of $4.50 per share.

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended (in thousands, except per share data)
	Dec. 31, 2008	Sep. 30, 2008	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007	June 30, 2007	Mar. 31, 2007
Consolidated Statement of Income data:
Revenues	$19,641	$22,248	$20,489	$19,195	$14,534	$14,343	$14,745	$13,047

Gross profit	$14,030	$16,434	$15,522	$14,727	$11,396	$11,220	$11,425	$10,256

Operating income (loss)	$(38,648)	$2,048	$1,012	$17	$967	$529	$305	$(530)

Income (loss) before income taxes	$(39,664)	$1,323	$551	$(902)	$948	$273	$74	$(613)

Income tax provision (benefit)	$(331)	$603	$229	$(389)	$1,340	$181	$(27)	$(236)

Net (loss) income available to common stockholders	$(39,333)	$720	$322	$(513)	$(392)	$92	$101	$(377)

(Loss) earnings per share:
Basic	$(2.05)	$0.04	$0.02	$(0.03)	$(0.03)	$0.01	$0.01	$(0.02)

Diluted common share	$(2.05)	$0.04	$0.02	$(0.03)	$(0.03)	$0.01	$0.01	$(0.02)

        Gross profit has been updated to reflect additional training expenses and other operational expenses that were previously in sales and marketing that should be reflected in cost of revenues and varies slightly compared to our previously filed Form 10-Qs. The differences consisted of $190,000 of additional cost of revenues for the fiscal year ended December 31, 2007 and $48,000 of additional cost or revenues related to the first and second quarter filings for the year ended December 31, 2008.

        The net (loss) income available to common stockholders of $39.3 million for the quarter ended December 31, 2008 includes a goodwill impairment of approximately $38.1 million.

21. SEGMENT INFORMATION

        The Company operates in two reportable segments: financial institution services and retail inventory management services. The Company presents its segment reporting under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Additionally, $1.5 million of the goodwill originating from the Towne acquisition has been allocated to the retail inventory management services segment and is therefore included in the segment's total assets as of December 31, 2007. For the year ended December 31, 2008 the $1.5 million of goodwill was charged to the consolidated statement of operations to record goodwill impairment.

        The following table summarizes the financial information concerning the Company's reportable segments for the years ended December 31 (in thousands):

	2008			2007
	Financial Institution Services	Retail Inventory Management Services	Total	Financial Institution Services	Retail Inventory Management Services	Total
Revenues	$73,871	$7,702	$81,573	$48,464	$8,205	$56,669

Gross profit	$53,892	$6,821	$60,713	$36,988	$7,309	$44,297

Goodwill impairment	$36,492	$1,624	$38,116	$—	$—	$—

Assets	$94,327	$1,544	$95,871	$78,954	$3,224	$82,178

Total expenditures for additions to long-lived assets	$6,087	$87	$6,174	$4,286	$21	$4,307

Goodwill	$24,022	$446	$24,468	$32,147	$2,070	$34,217

        Total gross profit by segment reconciles to operating income as follows (in thousands):

	2008	2007
Gross profit	$60,713	$44,297
Less: operating expenses	(96,284)	(43,026)

Operating income (loss)	$(35,571)	$1,271

22. SUBSEQUENT EVENTS

        The Company amended its Credit Agreement on February 18, 2009 as further discussed in Note 11.